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                                                                  EXHIBIT 12.1

                          FIRST REPUBLIC BANCORP INC.

                      RATIO OF EARNINGS TO FIXED CHARGES

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                                                                           Year Ended December 31.
                                        -------------------------------------------------------------------------------------------
                                           1995                 1994                 1993                 1992              1991
                                        ----------           ----------           -----------          -----------       ----------
                                                                     ($ in thousands)
Income before income taxes............    $1,856               $12,238              $21,399              $19,805           $12,546
                                        ==========           ==========           ===========          ===========       ==========

Add fixed charges, excluding
 interest on thrift accounts:

     Total interest on debentures
      and other borrowings............   $42,780               $30,411              $21,599              $19,340           $13,156
                                        ==========           ==========           ===========          ===========       ==========

Ratio of earnings to fixed charges
 excluding interest on thrift
 accounts.............................      1.04                  1.40                 1.99                 2.02              1.95

Including interest on thrift accounts:
     Interest on thrift accounts......    62,133                41,024               35,318               39,636            42,681
                                        ----------           ----------           -----------          -----------       ----------
     Total fixed charges including
      interest on thrift accounts.....  $104,913               $71,435              $56,917              $58,976           $55,837
                                        ==========           ==========           ===========          ===========       ==========

Ratio of earnings to fixed charges
 including interest on thrift
 accounts.............................      1.02                  1.17                 1.38                 1.34              1.23
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